EXHIBIT "A"

            CERTIFICATE OF DESIGNATIONS, PREFERENCES,
       AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK
                    OF GLOBAL CASINOS, INC.



                        Pursuant to the
          General Corporation Law of the State of Utah


     GLOBAL CASINOS, INC., a corporation organized and existing under the laws of the State of Utah (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in Article IV of its Articles of Incorporation, and in accordance with the provisions of the General Corporation Law of the State of Utah, the Company's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series C Convertible Preferred Stock:

     RESOLVED THAT:

          Whereas, by virtue of Article IV of its Articles of Incorporation, the Company has the authority to issue ten million (10,000,000) shares of Preferred Stock of the par value of $0.01 per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Utah;

          Now therefore, the Company's Board of Directors hereby establishes a series of the class of Preferred Stock authorized to be issued by the Company as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

     1. Designations and Amounts. Six hundred thousand (600,000) shares of the Company's authorized Preferred Stock are designated as Series C Convertible Preferred Stock, having a face value of $1.20 per share.

     2.   Definitions.

          For the purposes of this Resolution the following definitions shall apply:

          (a)   "Board" shall mean the Board of Directors of the Company.

          (b) "Company" shall mean Global Casinos, Inc., a Utah corporation formed on June 8, 1978.

          (c)   "Original Issue Date" for a series of Preferred
          Stock shall mean the date on which the first share of such series of Preferred Stock was originally issued.

          (d)   "Preferred Stock" shall refer to Series C
          Convertible Preferred Stock.

          (e)   "Stated Value" shall mean $1.20 per share.

          (f) "Subsidiary" shall mean any corporation at least fifty percent (50%) of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.

          (g)   "Securities Act" shall mean the Securities Act of
          1933, as amended.

          (h)   "Exchange Act" shall mean the Securities Exchange
          Act of 1934, as amended.

     3.   Dividends.

          (a) The holders of outstanding Preferred Stock shall be entitled to receive dividends at the annual rate of seven percent (7%) based on the Stated Value per share computed on the basis of a 360-day year and twelve 30-day months. Dividends shall be calculated from the date of issue and payable, in each case monthly on the fifteenth day of each month for the preceding month
          (the "Dividend Payment Date"). Dividends shall be paid to recordholders of shares of Preferred Stock as of the date one business day prior to the Dividend Payment
          Date (the "Dividend Record Date"). The right of the holder of shares of Preferred Stock as of the Dividend Record Date to the relevant dividend shall not be affected by the subsequent transfer or cancellation of such shares; such dividend being payable to to the holder as of the Dividend Record Date notwithstanding such transfer or cancellation.

          (b) Dividends on the shares of Preferred Stock shall be cumulative; therefore, a full dividend on the shares of this series with respect to any dividend period shall be declared by the Board of Directors of the Company and the Company shall be obligated to pay full dividend on the shares of this series with respect to such dividend period. Any outstanding and unpaid dividends shall bear interest at the rate of ten (10%) per annum.

          (c) In addition to the Preferred Stock dividend, the holders of outstanding Preferred Stock shall be entitled to participate, pro rata, in dividends paid on outstanding shares of Common Stock, if, when and as the Board of Directors shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board of Directors. The determination of the Board of Directors at any time of the amount of net profits or surplus available for dividend shall be binding and conclusive on the holders of all the stock of the Company at the time outstanding.

     4.   Liquidation Rights.

          (a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, after payment or declaration and setting apart for payment amounts that must be paid with respect to outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock which rank senior to the Preferred Stock, but before any payment or declaration and setting apart for payment of any amount shall be made in respect of any outstanding Preferred Stock ranking junior to the Preferred Stock or the Common Stock, an amount equal to the Stated Value per share plus an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution, or winding up, and no more. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Company available to be distributed shall be distributed ratably to the holders of the Preferred Stock.

          (b) After the payment or distribution to the holders of the Preferred Stock of the full preferential amounts aforesaid, the holders of any preferred stock ranked junior to be Preferred Stock and the Common Stock then outstanding shall be entitled to receive all the remaining assets of the Company.

          (c) Neither a consolidation, merger or reorganization of the Company, a sale or other transfer of all or substantially all of its assets, nor a sale of fifty percent (50%) or more of the Company's capital stock then issued and outstanding nor the purchase or redemption by the Company of stock of any class, nor the payment of a dividend or distribution from net profits or surplus of the Company shall not be treated as or deemed to be a liquidation hereunder.

     5.   Redemption.

          (a) Subject to the conditions set forth herein, the Company, by action of its Board of Directors, may at its sole option and discretion redeem all or any portion of the Preferred Stock, at any time, or from time to time, in accordance with the provisions of this Paragraph 5 (the "Optional Redemption"). Holders of the Preferred Stock shall have no right to demand or compel the redemption of any outstanding shares of Preferred Stock.

          (b) In the event the Board of Directors elects to redeem the Preferred Stock, on and after the date specified in the notice provided for in Paragraph 5(d) below, each holder of the Preferred Stock called for redemption, upon presentation and surrender at the place designated in such notice of the certificate or certificates evidencing said Preferred Stock held by him, her or it, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive therefor the redemption price thereof.

          (c) If redeemed pursuant to this Paragraph 5, the redemption price for each share of Preferred Stock (the "Redemption Price") shall be an amount in cash equal to the sum of (i) the Stated Value per share of Preferred Stock plus (ii) the amount of all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date fixed for redemption.

          (d) In the case of any Optional Redemption pursuant to this Paragraph 5, at least thirty (30) days and not more than forty (40) days prior to the date fixed for any such redemption of the Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record to the Preferred Stock to be redeemed at his post office address last shown on the records of the Company, and if the holder has provided the Company with a facsimile number for notices, also by facsimile transmission. The Redemption Notice shall state:

               (i) That all of the holder's outstanding shares of Preferred Stock are being called for redemption;

               (ii) The number of shares of Preferred Stock held by the holder that the Company intends to redeem;

               (iii) The Redemption Date and the Redemption Price; and

               (iv)  That the holder is to surrender to the
               Company, in the manner and at the place
               designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed.

          (e) Each holder of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

          (f) If the Redemption Notice shall have been duly given and, if on the Redemption Date the Redemption Price is either paid or irrevocably made available for payment through the deposit arrangement specified in Subparagraph 5(g) below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price, without interest upon surrender of their certificate or certificates therefor.

          (g)   At least ten (10) days prior to the Redemption
          Date, the Company may deposit with any bank or trust company in Boulder, Colorado Springs or Denver,
          Colorado, a sum (or an irrevocable letter of credit)
          equal to the aggregate Redemption Price of all shares
          of Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders entitled thereto upon the surrender of their share certificates. From and after the Redemption Date, the shares so called for redemption shall be redeemed if deposit shall have been made with such instructions or authority on or before the tenth
          (10th) day prior to the Redemption Date.  The deposit
          shall on the Redemption Date constitute full payment of
          the shares to their holders, and from and after the Redemption Date the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of
          their certificates therefor.   Any funds so deposit and
          unclaimed at the end of one (1) year from the Redemption Date by any holder of shares called for redemption shall be released or repaid to the Company, after which the holders of such shares called for redemption shall be entitled to receive payment of the Redemption Price for such shares only from the Company.

     6.   Voting Rights.

          Upon issuance, holders of shares of this series of Preferred Stock shall be entitled to vote with the holders of shares of Common Stock as a single class on all matters presented for a vote to the shareholders of the Company. The number of votes per share of this series of Preferred Stock which can be cast shall be adjusted at such time or times as the conversion price is adjusted so that the number of votes per share of this Series of Preferred Stock which may be cast shall always be equal to the full number of shares of Common Stock into which each share of this series of Preferred Stock may be converted when voting with the holders of Common Stock as a single class.

     7.   Conversion.

          The following of the Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time commencing the earlier of (i) one hundred twenty (120) days from the date of issue or
          (ii) upon the effective date of a Registration Statement registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), the shares of the Company's Common Stock issuable upon such conversion (the "Conversion Stock"), (and, if the Company has exercised its redemption right as described in Paragraph 5 hereof with respect to all or any of the Preferred Stock, in the case of the Preferred Stock called for redemption, up to the date prior to the Redemption Date as fixed in any Redemption Notice), at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into one fully paid and nonassessable share of Common Stock.

          (b) Conversion Rate. Each share of Preferred Stock shall be convertible into one share of Common Stock, at a conversion value of $1.20 per share of Common Stock
          (the "Conversion Date").

          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred
          Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph 7(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (e)     Adjustment for Certain Dividends and
          Distributions. In the event the Company at any time, or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such series of Preferred Stock then in effect by a fraction:

               (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully made on the date fixed therefor, the Conversion Rate for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for such series of Preferred Stock shall be adjusted pursuant to this Paragraph 7(e) as of the time of actual payment of such dividends or distributions.

          (f)   Adjustment for Reclassification, Exchange, or
          Substitution.   If the Common Stock issuable upon the
          conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 7), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

          (g) Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock
          (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting form such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Paragraph 7 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (h) Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

          (i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.
          In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

          (j)   Reservation of Stock Issuable Upon Conversion.
          The Company shall at at times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common
          Stock to such number of shares as shall be sufficient for such purpose.

          (k) Notices. Any notice required by the provisions of this Paragraph 7 to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

          (l) Payment of Taxes. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.

          (m) No Dilution or Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

     8.   No Preemptive Rights.

          No holder of the Series C Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Utah.

     9.   No Reissuance of Preferred Stock.

          No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.


          IN WITNESS WHEREOF, said GLOBAL CASINOS, INC., has caused this Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock to be duly executed by its President and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 12th day of January,1999.

Attest                             GLOBAL CASINOS, INC.


By:   /s/ Barbara G.Chacon         By:   /s/ Stephen G.Calandrella
Barbara G. Chacon                  Stephen G. Calandrella